Exhibit 99.1

Press Release:

Preferred Voice Announces Reverse Stock Split

Dallas, Texas, November 15, 2006 - Preferred Voice, Inc. (OTC BB: PFVI), a leading provider of mobile personalization and content services announced today that it has declared a five-for-one reverse split of its Common Stock, to be effective as of the close of business on November 24, 2006. As of such date, each existing share of the Company’s Common Stock will be reclassified and changed into one new share of Common Stock. Each holder of Common Stock on the record date will be entitled to receive, upon delivery of his stock certificate, a certificate or certificates representing one share of Common Stock for each five shares of Common Stock represented by the certificate or certificates of such holder at the close of business on the record date. Cash will be paid to shareholders in lieu of any fractional shares.

About Preferred Voice

Based in Dallas, TX, Preferred Voice, Inc. (OTC BB: PFVI) is a pioneer and leader in the design, development and deployment of enhanced telephony services to telecommunications carriers globally. PVI's My Phone Services Suite includes tightly integrated products including Rockin’ RingbackTM, AdBack(SM) Enterprise targeted ringback service, Push-To-ConnectTM conferencing on demand, WAP Deck services and a complete Content Suite of games, graphics, wallpapers, and ringtones. Preferred Voice solutions are designed with an intense focus on customers who derive strategic value from their networks. In turn, these carriers rely on Preferred Voice to create competitive advantage for their businesses. For more information visit www.preferredvoice.com